UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2006

BRANDYWINE REALTY TRUST

(Exact name of issuer as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	1-9106 (Commission file number)	23-2413352 (I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code

Item 1.02	Termination of a Material Definitive Agreement.
Item 8.01	Other Events.

(i) On November 24, 2006, we prepaid a secured note (the “Defeased Note”) having an outstanding balance of $180.1 million. As previously disclosed by us in other filings with the SEC, the Defeased Note had a maturity date of February 2007 and related to a voluntary defeasance of secured debt by Prentiss Properties Trust (“Prentiss”) in the fourth quarter of 2005. We acquired Prentiss by merger on January 5, 2006. Pursuant to the defeasance, Prentiss transferred the secured debt to an unrelated entity together with funds to acquire U.S. Treasury Securities sufficient to provide for the payment in full of debt service (including interest and principal) on the Defeased Note from the defeasance date through the loan maturity date. Proceeds from the sale of the U.S. Treasury Securities, which had been shown on our balance sheet as investment in marketable securities, of approximately $182.1 million were used to prepay the Defeased Note.

(ii) On November 29, 2006, we gave notice of redemption of the $300 million floating rate guaranteed notes due 2009 (the “2009 Notes”) issued by Brandywine Operating Partnership, L.P. on January 2, 2007. The operating partnership issued the 2009 Notes on March 28, 2006. As previously disclosed by us in other filings with the SEC, on October 4, 2006, the operating partnership issued $300 million aggregate principal amount of 3.875% exchangeable guaranteed notes due 2026 (the “Exchangeable Notes”) and issued an additional $45.0 million of Exchangeable Notes on October 16, 2006 to cover over-allotments. The operating partnership invested a portion of the net proceeds from the Exchangeable Notes in short-term securities pending their application to fund the redemption of the 2009 Notes in January 2007.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST
Date: November 29, 2006	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney President and Chief Executive Office